                                                                    EXHIBIT 20.2
                                 PRESS RELEASE


For immediate release

- ------------------------------------------------------------------------------
DALLAS, TEXAS, AUGUST 14, 1996 . . . .Aviva Petroleum Inc. (AMEX: "AVV"), the
Dallas based oil and gas exploration company reports that AMG Limited, the Aviva management shareholder group, has informed the company that the Royal Bank of Scotland plc has exercised its option on, and sold, 1,425,946 Aviva common shares held by AMG representing 4.53% of the total number of common shares in the Company currently outstanding. The management group retains 935,550 shares, or 2.97% of the total outstanding.

Aviva Petroleum is engaged in the exploration for and the development and production of oil and gas in Colombia and onshore and offshore in the United States. Aviva's common stock is also quoted on the London Stock Exchange (symbol "AVP").


Further Information:

Ron Suttill
Aviva Petroleum Inc.
Dallas, Texas
214 691 3464